Exhibit 10.3

Execution Version

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT, dated as of June 14, 2022 (this “Agreement”), is by and among (a) Moolec Science Limited, a private limited company incorporated under the laws of England and Wales (the “Company”), (b) Moolec Science SA, a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B268440 (“Holdco”), (c) LightJump Acquisition Corporation, a Delaware corporation (“SPAC”), (d) LightJump One Founders, LLC, a Delaware limited liability company (“Sponsor”), (e) the undersigned investors in SPAC (the “Investors”, and together with the Sponsors, the “SPAC Holders”), (f) Theo I SCSp, a special limited partnership (société en commandite spéciale) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 30, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies (registre de commerce et des sociétés) under number B257706 represented by its managing general partner, Theo Partners S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 30, Boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B256649 (“Theo”) and (g) Serenity Traders Ltd. a British Virgin Islands limited company (“LOSA Group” and together with Theo, the “SAFE Holders”). Capitalized terms used herein shall have the respective meanings given to them in this Agreement, including Section 5 hereunder, or if not defined herein, in that certain Business Combination Agreement entered into on or about the date hereof by and among SPAC, the Company, Holdco and Moolec Acquisition, Inc. a Delaware corporation (“Merger Sub”) (as amended and/or restated from time to time, the “BCA”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the BCA.

WHEREAS, concurrently with the entry into this Agreement, SPAC, the Company, Holdco and Merger Sub are entering into the BCA, which provides for, among other things, a business combination among SPAC, the Company, Holdco and Merger Sub pursuant to which, among other things, the Company, Holdco and each of the holders of all of the Company’s ordinary shares and all other shares being equity interest as of immediately prior to the Exchange (as defined below) (“Company Shareholders”) is a party to those certain Contribution and Exchange Agreements, dated as of June 14, 2022 (the “Exchange Agreements”), pursuant to which, on the terms and subject to the conditions set forth therein, the Company Shareholders will contribute their shares of Company Ordinary Shares to Holdco in exchange for Holdco Ordinary Shares to be subscribed for by the Company Shareholders (the “Exchange”) with the Company becoming a wholly-owned subsidiary of Holdco following the consummation of such exchanges and the Company Shareholders will increase the number of issuer and outstanding Holdco Ordinary Shares held by them;

WHEREAS, following the consummation of the Exchange, Merger Sub will merge with and into SPAC, with SPAC surviving such merger and becoming a direct wholly-owned subsidiary of Holdco (the “Merger”) and the SPAC Common Stock and SPAC Warrants shall be exchanged for Holdco Ordinary Shares and Holdco Warrants, respectively;

WHEREAS, as of the date hereof, the SPAC Holders own beneficially and of record those Sponsor Shares (as defined in Section 5 hereunder) and Private Warrants (as defined in Section 5 hereunder) set forth opposite such SPAC Holder’s name as set forth on Schedule A hereto;

WHEREAS, the SAFE Holders have entered into simple agreements for future equity between each SAFE Holder and the Company dated as of December 28, 2021 (each an “Original SAFE”) which entitles the SAFE Holders to shares of the Company following the Transactions.

WHEREAS, in order to induce SPAC, Holdco, the Company, Merger Sub and the Company Shareholders to enter into the BCA and the Exchange Agreements, as applicable, and consummate the Transactions, each of the SPAC Holders, Holdco, SPAC and the Company desire to enter into this Agreement and agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the BCA, the receipt and sufficiency of which is hereby acknowledged, each SPAC Holder hereby agrees, severally and not jointly, with SPAC, Holdco and the Company as follows:

1. Voting Obligations. From the date hereof until the earlier of (i) the Closing or (ii) termination of the BCA in accordance with Article X thereof (such period, the “Interim Period”), such SPAC Holder, in his, her or its capacity as a holder of Sponsor Shares, severally and not jointly, agrees irrevocably and unconditionally that, at each SPAC Shareholders’ Meeting, at any other meeting of the SPAC Shareholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), in connection with any written consent of the SPAC Shareholders and in connection with any similar vote or consent of the holders of Private Warrants in their capacities as such, including in each of the SPAC Proposals, such SPAC Holder shall, and shall cause any other holder of record of any of such SPAC Holder’s Sponsor Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the SPAC Holder’s Sponsor Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such SPAC Holder’s Sponsor Shares he, she or it is entitled to vote at the SPAC Shareholders’ Meeting in favor of each SPAC Proposal and any other matters reasonably necessary or reasonably requested by the Company for the consummation of the Transactions; and

(c) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such SPAC Holder’s Sponsor Shares against any Competing SPAC Transaction and any other action that would reasonably be expected to impede, interfere with or materially delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions, or result in a material breach of any representation, warranty, covenant or other obligation or agreement of SPAC, under the BCA.

The obligations of the SPAC Holders in this Section 1 shall apply whether or not the SPAC Board or other governing body or any committee, subcommittee or subgroup thereof recommends any of the SPAC Proposals and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the SPAC Board’s recommendation to its stockholders.

2. Waiver of Certain Rights. On behalf of herself, himself, itself and its affiliates:

(a) each SPAC Holder hereby irrevocably and unconditionally agrees not to (i) demand that SPAC redeem its Sponsor Shares in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its Sponsor Shares for redemption;

(b) each SPAC Holder hereby irrevocably and unconditionally (i) waives any rights for working capital loans, if any, made by it or its affiliates or on its behalf or on behalf of its affiliates to SPAC or any of its affiliates to be converted into warrants exercisable for securities of SPAC, Holdco or any of their affiliates or their successors and assigns and (ii) agrees that no such loans, if any, shall be converted into such warrants or any such other securities;

(c) each SPAC Holder hereby agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, Holdco, Merger Sub, the Company or any of their respective successors or directors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the BCA. Each SPAC Holder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from any applicable transactions contemplated by the BCA or appraisal or dissenters’ rights that it may at any time have under applicable Laws, including Section 262 of the DGCL; and

(d) each SPAC Holder hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company to any Governmental Authority of such Sponsor’s identity and beneficial ownership of Sponsor Shares and the nature of such Sponsor’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company, a copy of this Agreement. Sponsor will promptly provide any information reasonably requested by Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

3. Reasonable Best Efforts. During the Interim Period, each SPAC Holder (i) shall, and shall cause its affiliates to, use reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions on the terms and subject to the conditions set forth in the BCA and (ii) shall not, and shall cause its affiliates not to, take any action that would reasonably be expected to prevent or materially delay the satisfaction of any of the conditions to the Transactions set forth in Article IX of the BCA.

4. Transfer Restrictions.

(a) Interim Period. During the Interim Period, each SPAC Holder shall not, and shall cause any other holder of record of any of such SPAC Holder’s Sponsor Shares not to, Transfer (as defined below) any Sponsor Shares that she, he or it Beneficially Owns (as defined below) without the prior written consent of Holdco; provided, however, that the foregoing sentence shall not apply to the following (each, a “Permitted Transfer”):

(i) Transfers of Sponsor Shares or any security convertible into or exercisable or exchangeable for Sponsor Shares as a bona fide gift or gifts, or to a charitable organization;

(ii) Transfers of Sponsor Shares to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of any Investor or any other person with whom such Investor has a relationship by blood, marriage or adoption not more remote than first cousin;

(iii) If the undersigned is an individual, Transfers by will or intestate succession upon the death of any Investor;

(iv) Transfers of Sponsor Shares by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

(v) in the case of Sponsor, (A) Transfers to a corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with such Sponsor and (B) distributions of Sponsor Shares to partners, limited liability company members or equityholders who control such Sponsor;

(vi) Transfers to SPAC or the officers, directors or affiliates of SPAC or a SPAC Holder;

(vii) in the event of SPAC’s liquidation;

(viii) by virtue of the laws of the jurisdiction of formation of Sponsor or Sponsor’s limited liability company agreement, limited partnership agreement or equivalent organizational document, upon dissolution of such Sponsor; and

(ix) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Sponsor Shares or any securities convertible into or exercisable or exchangeable for Sponsor Shares during the Interim Period;

provided, that in the case of any Transfer or distribution pursuant to Section 4(a)(i) through Section 4(a)(viii), each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the applicable SPAC Holder, the Company and the Holdco to be bound by the provisions of this Agreement.

(b) Notwithstanding anything to the contrary contained herein, the SPAC Holders shall not Transfer any SPAC Holder’s Sponsor Shares that would result in such SPAC Holder holding an amount of Sponsor Shares that is less than the Sponsor Shares’ portion of the Forfeited Warrants.

(c) Any Transfer in violation of the provisions of this Section 4 shall be null and void ab initio and be of no force or effect.

(d) Any person who acquires Sponsor Shares pursuant to a Permitted Transfer in compliance with this Agreement shall subsequently be permitted to Transfer such Sponsor Shares pursuant to a Permitted Transfer made in compliance with this Agreement.

5. Definitions. As used herein, the following terms shall have the respective meanings set forth below:

(a) “Beneficially Own” has the meaning given to such term under Rule 13d-3 of the Exchange Act.

(b) “Sponsor Shares” means each of the SPAC Common Stock held by the Investors or the Sponsors.

(c) “Private Warrants” means each of the SPAC Warrants held by the Investors or the Sponsor.

(d) “Transfer” means to, directly or indirectly, sell, offer to sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

6. Entire Agreement; Assignment; Amendment. This Agreement and the other agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto. This Agreement may be amended in writing by all parties hereto by an instrument in writing signed by each of the parties hereto.

7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10. Governing Law; Venue; Waiver of Jury Trial. Sections 11.06 and 11.07 of the BCA are incorporated herein by reference, mutatis mutandis.

11. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to (a) if to SPAC or any Sponsor, the address for SPAC in accordance with the terms of Section 11.01 of the BCA, (b) if to the Company or Holdco, the address for the Company or Holdco in accordance with the terms of Section 11.01 of the BCA and (c) if to the Investors, the address set forth in such Investor’s signature block hereto.

12. Termination. This Agreement shall automatically terminate on the earliest of: (a) the valid termination of the BCA (in which case this Agreement shall be of no force and effect) and (b) the mutual written agreement of the parties hereof; provided, that no such termination shall relieve any party hereto from any liability resulting from its pre-termination breach of this Agreement.

13. Representations and Warranties. Each SPAC Holder hereby represents and warrants (severally and not jointly as to herself, himself or itself only) to SPAC, Holdco and the Company as follows: (a) if such person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such person; (b) if such person is an individual, such person has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) such SPAC Holder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such SPAC Holder’s Sponsor Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Shares (other than transfer restrictions under the Securities Act) affecting any such Sponsor Shares Parent Securities, other than Liens pursuant to (i) this Agreement, (ii) the Sponsor Organizational Documents, (iii) the BCA, (iv) Registration Rights and Lock-Up Agreement or (v) any applicable securities Laws. Such SPAC Holder’s Sponsor Shares are the only equity securities in Sponsor owned of record or beneficially by such SPAC Holder on the date of this Agreement, and none of such SPAC Holder’s Sponsor Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Sponsor Shares. Other than the Private Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Holdco or any equity securities convertible into, or which can be exchanged for, equity securities of Holdco, (d) this Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such person, enforceable against such person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (e) the execution and delivery of this Agreement by such person does not, and the performance by such person of its obligations hereunder will not require any consent or approval that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such person of its obligations under this Agreement; and (f) there are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

14. Equitable Adjustments. If, and as often as, there are any changes in SPAC, Holdco, the Sponsor Shares, the Private Warrants, the Holdco Ordinary Shares or the Holdco Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, Holdco, the Sponsor Shares, the Private Warrants, the Holdco Ordinary Shares or the Holdco Warrants each as so changed.

15. Stop Transfer Order; Legend. Each SPAC Holder hereby authorizes SPAC and Holdco to maintain a copy of this Agreement at either the executive office or the registered office of SPAC. In furtherance of this Agreement, each SPAC Holder hereby authorizes and will instruct SPAC and Holdco, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such SPAC Holder’s Sponsor Shares with respect to any Transfer not permitted hereunder and to include the following legend on any certificates or other instruments representing (or any notice given pursuant to the Laws of the State of Delaware in respect of) such SPAC Holder’s Sponsor Shares: “THE SHARES OF STOCK OR OTHER SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN TRANSACTION SUPPORT AGREEMENT, DATED AS OF JUNE 14, 2022, BY AND AMONG MOOLEC SCIENCE LIMITED, A PRIVATE LIMITED COMPANY INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES, Moolec Science SA, a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, LightJump Acquisition Corporation, a Delaware corporation, LIGHTJUMP ONE FOUNDERS, LLC, A DELAWARE LIMITED LIABILITY COMPANY and certain other PERSONS partY thereto. ANY TRANSFER OF SUCH SHARES OF STOCK OR OTHER SECURITIES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH TRANSACTION SUPPORT AGREEMENT SHALL BE NULL AND VOID AB INITIO AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

16. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

17. Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever this Agreement uses “it”, “its” or derivations thereof to refer to a natural person, such references shall be deemed references to “her”, “him” or “his”, as applicable.

18. Updates to Schedule A; Admission of New SPAC Holders. During the Interim Period, each SPAC Holder shall promptly notify SPAC of any increase, decrease or other change in the number of Sponsor Shares or Private Warrants held by or on behalf of such SPAC Holder (for the avoidance of doubt, each SPAC Holder acknowledges and agrees that Section 4(a) prohibits all Transfers of its Sponsor Shares, other than Permitted Transfers, during the Interim Period). From and after the Closing, each SPAC Holder shall promptly notify Holdco of any increase, decrease or other change in the number of Sponsor Shares or Private Warrants held by or on behalf of such SPAC Holder, including as a result of a Transfer in compliance with this Agreement. Promptly following each such notification, SPAC or Holdco (as applicable) shall update Schedule A to reflect the applicable changes as they relate to Sponsor Shares or Private Warrants (in the case of an Interim Period change) or Sponsor Shares (in the case of a post-Closing change), and provide a copy of such updated Schedule A to each of the parties hereto, and such updated Schedule A shall control for all purposes of this Agreement (unless and until it is later updated in accordance with this Section 18). Any such update to Schedule A pursuant to this Section 18 shall not be deemed an amendment to this Agreement for purposes of Section 6.

19. Termination of Existing Registration Rights Agreement. Prior to Closing, in connection with the entry into the Registration Rights and Lock-Up Agreement, SPAC shall cause to be terminated all existing registration rights agreements entered into between SPAC and any other party, including the Sponsor. No parties to any such terminated registration rights agreements shall have any further rights or obligations thereunder.

20. Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto. By way of amplification and not limitation, each SAFE Holder agrees, as soon as practicable after the date hereof and reasonably in advance of the Exchange Effective Time, to execute all documentation and perform all necessary actions reasonably required by the Company and/or Holdco as may be necessary or desirable in connection with the issuance by Holdco of Holdco Ordinary Shares to each SAFE Holder, substantially in accordance, in all material respects, with the Original SAFE (including, without limitation, executing a power of attorney, providing reasonably requested documents and information required for complying with applicable Law, attending or having a suitable proxy attend any meetings of the shareholders of Holdco and assigning or transferring each SAFE Holder’s rights under the Original SAFE to Holdco).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MOOLEC SCIENCE LIMITED

By	/s/ Gastón Paladini
Name:	Gastón Paladini
Title:	Co-Chairman and Chief Executive Officer

Moolec Science SA

By	/s/ Gastón Paladini
Name:	Gastón Paladini
Title:	Director

LIGHTJUMP ACQUISITION CORPORATION

By	/s/ Robert M. Bennett
Name:	Robert M. Bennett
Title:	Chief Executive Officer

LIGHTJUMP ONE FOUNDERS, LLC

By	/s/ Robert M. Bennett
Name:	Robert M. Bennett
Title:	Chief Executive Officer

[Signature Page to Transaction Support Agreement]

SAFE HOLDERS

THEO Partners S.á R.L
on behalf of THEO I SCSp as its general Partner

By	/s/ Federico Trucco
Name:	Federico Trucco
Title:	Director

By	/s/ Guillermo Reekstin
Name:	Guillermo Reekstin
Title:	Director

SERENITY TRADERS LTD.

By	/s/ Mauricio Zachrisson
Name:	Mauricio Zachrisson
Title:	Director

[Signature Page to Transaction Support Agreement]

INVESTORS

/s/ Robert M. Bennett
Name:	Robert M. Bennett
Address:

[Signature Page to Transaction Support Agreement]

SCHEDULE A

SPAC Holder	Sponsor Shares	Private Warrants
LightJump One Founders, LLC	3,450,000	4,210,000
Robert M. Bennett(1)	3,450,000	4,210,000

(1)	Includes the shares held by LightJump One Founders, LLC, an entity controlled by Robert M. Bennett.